Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-122373, 333-117328, 333-56474, and 333-50510 on Forms S-8 of our reports dated September 4, 2007 on the consolidated financial statements of First Place Financial Corp. and our report dated the same date on First Place Financial Corp. management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting of First Place Financial Corp., which reports are included in Form 10-K for First Place Financial Corp. for the year ended June 30, 2007.

Crowe Chizek and Company LLC

Cleveland, Ohio

September 7, 2007